Exhibit 99.1

News Release – November 5,  2015

CubeSmart Reports Third Quarter 2015 Results:

FFO Per Share Grows 21.4%; Same-Store NOI Increases 9.3%

MALVERN, PA -- (Marketwired) – November 5,  2015 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and nine months ended September 30, 2015.

“Favorable industry fundamentals continue to drive strong operating performance throughout CubeSmart’s portfolio. Our same-store revenue growth increased 60 basis points sequentially to 7.4%, primarily due to record occupancies and our ability to accelerate net effective rents during the quarter,” commented President and Chief Executive Officer Christopher P. Marr. “We remain active and disciplined in pursuing investment opportunities that enhance the Company’s portfolio quality, maximize the efficiencies of our operating platform and create long-term value for our shareholders.”

Key Highlights for the Quarter

•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.34, representing a year-over-year increase of 21.4%.
•	Increased same-store (361 facilities) net operating income (“NOI”) 9.3% year over year, driven by 7.4% revenue growth and a 3.2% increase in property operating expenses.
•	Same-store occupancy averaged 93.4% during the quarter, up 120 basis points year over year; ending the quarter with same-store occupancy of 92.7%.
•	Closed on five facility acquisitions totaling $75.2 million.

Funds from Operations

FFO, as adjusted, was $58.5 million for the third quarter of 2015, compared with $42.8 million for the third quarter of 2014.  FFO, as adjusted, increased 21.4% to $0.34 per share for the third quarter of 2015, compared with $0.28 per share for the same period last year.

Investment Activity

Acquisition Activity

The Company acquired five properties for $75.2 million during the three months ended September 30, 2015.  These acquisitions included two facilities in Maryland and one facility each in Texas, New York and New Jersey. Additionally, the Company has four properties under contract for an aggregate purchase price of $60.2 million. These facilities under contract are located in New Jersey, Texas, and Washington, DC. One property is expected to close in the fourth quarter of 2015 and three in the first quarter of 2016. These acquisitions are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

In total for the year-to-date through this press release, the Company has either closed on or placed under contract 20 properties for $228.4 million.  This activity includes one acquisition of a property at C/O in the second quarter of 2015.

Third Quarter 2015	Page 1

Subsequent to September 30, 2015, the Company sold all seven of its owned assets in the El Paso, Texas area, one asset in Jacksonville, Florida, and its remaining asset in London, England for an aggregate sales price of $47.1 million.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage facilities in high-barrier-to-entry locations that are structured either as a purchase at the completion of construction or a joint venture development.

As of September 30, 2015, the Company had four facilities under contract to purchase at completion of construction and the issuance of certificate of occupancy (“C/O”) for a total acquisition price of $90.2 million.  Two of the properties are located in Texas, one property is located in New York and one is located in Florida.  The purchase of these four facilities is expected to occur at various times between the fourth quarter of 2015 and the fourth quarter of 2016. These acquisitions are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

At September 30, 2015, the Company had five joint venture development properties under development or construction.  The Company anticipates investing a total of $122.9 million related to these projects and has invested $60.1 million of that total as of quarter-end.  Four of these facilities are located in New York and one is located in Washington, D.C.  The construction projects are expected to be completed at various times between the fourth quarter of 2015 and the third quarter of 2016.

Third-Party Management

At September 30, 2015, the Company’s third-party management program included 191 facilities totaling 12.1 million square feet.    During the quarter ended September 30, 2015, the Company added 11 properties to its third-party management program. In total for the year to-date, the Company has been awarded contracts to manage 30 additional properties and has acquired six properties from the third-party management platform.

Same-Store Results

The Company’s same-store portfolio at September 30, 2015 included 361 facilities containing approximately 24.3 million rentable square feet, or approximately 81.2% of the aggregate rentable square feet of the Company’s 438 owned facilities.  These same-store facilities represented approximately 84.1% of property net operating income for the quarter ended September 30, 2015.

Same-store physical occupancy at period-end for the third quarter of 2015 was 92.7%, compared with 91.6% for the same quarter of last year.  Same-store revenues for the third quarter of 2015 increased 7.4%, and same-store operating expenses increased 3.2%  from the same quarter in 2014.  Same-store net operating income increased 9.3%, as compared with the same period in 2014.

Operating Results

At September 30, 2015, the Company’s total owned portfolio included 438 properties containing 29.9 million rentable square feet and had a physical occupancy of 91.8%.

Revenues increased $18.9 million and property operating expenses increased $5.7 million in the third quarter of 2015, as compared with the same period in 2014.  Increases in revenues were primarily attributable to increased

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net effective rent growth and occupancy levels in the same-store portfolio and revenues generated from property acquisitions.  Increases in property operating expenses were primarily attributable to $4.5 million of increased expenses associated with newly-acquired facilities.

Interest expense decreased from $11.8 million during the three months ended September 30, 2014 to $10.4 million during the three months ended September 30, 2015, a decrease of $1.4 million.  The decrease is attributable to lower rates on the credit facility and term loan facility compared to 2014 as a result of our credit ratings upgrade and credit facility amendment.  The weighted average effective interest rate on our outstanding debt decreased from 4.25% for the three months ended September 30, 2014 to 3.64% for the three months ended September 30, 2015, while the average debt balances during the three months ended September 30, 2015 and 2014 remained constant at $1.2 billion.

The Company reported net income attributable to the Company’s common shareholders of $16.9 million, or $0.10 per common share, in the third quarter of 2015, compared with net income attributable to the Company’s common shareholders of $7.0 million, or $0.05 per common share, in the third quarter of 2014.

Financing Activity

During the quarter, the Company sold 3.2 million common shares of beneficial interest through its “at the market” equity program (“ATM”) at an average sales price of $25.51 per share,  resulting in net proceeds of $80.2 million, after deducting offering costs.   At September 30, 2015, the Company had 3.7 million shares available for issuance under the existing equity distribution agreements.

Subsequent to quarter-end, on October 26, 2015, the Company issued $250 million of 4.0% unsecured senior notes due November 15, 2025. The net proceeds from the offering were used to repay all the outstanding indebtedness under the Company’s unsecured revolving credit facility and for working capital and other general corporate purposes, which may include acquisitions, investments in joint ventures and repayment or repurchase of other indebtedness.

Quarterly Dividend

On August 4, 2015, the Company declared a dividend of $0.16 per common share.  The dividend was paid on October 15, 2015 to common shareholders of record on October 1, 2015.

Also on August 4, 2015, the Company declared a dividend of $0.484375 for the 7.75% Series A Cumulative Redeemable Preferred Shares.  The dividend was paid on October 15, 2015 to holders of record on October 1, 2015.

2015 Financial Outlook

“We are raising 2015 guidance for FFO and same-store operating metrics as portfolio performance continues to outpace our expectations,”  stated Chief Financial Officer Tim Martin. “In addition to our improved outlook for same-store results, our revised guidance includes the impact of additional investment activity, the impact of our recently issued unsecured senior notes offering, and our equity capital raising activity year-to-date. With the completion of our third unsecured senior notes offering, the Company has extended its well-staggered debt maturity schedule and created balance sheet capacity to fund future growth opportunities.”

The Company now expects that its fully diluted FFO per share, as adjusted, for 2015 will be between $1.24 and $1.25 (previously between $1.18 and $1.22), and that its fully diluted net income per share for the period will be

Third Quarter 2015	Page 3

between $0.29 and $0.30 (previously between $0.23 and $0.27). The Company’s estimate is based on the following key operating assumptions:

•	For 2015, a same-store pool consisting of 361 assets totaling 24.3 million square feet
•

Same-store net operating income (“NOI”) growth of 8.75% to 9.5% over 2014 (previously 7.75% to 8.75%), driven by revenue growth of 7.0% to 7.25% (previously 6.25% to 7.0%) and expense growth of 2.5% to 3.0% (previously 3.0% to 3.75%)

•	General and administrative expenses of approximately $28.0 million to $28.5 million (previously $28.5 million to $29.5 million)

Key investment and financing assumptions include:

•	Impact of development activity:
o	Three new facilities opened in 2014 for a total investment of $80.3 million
o	Four new facilities are expected to open in 2015 for a total investment of $57.4 million
o	Guidance includes approximately $0.03 per share of dilution in 2015 related to this development activity
•	Impact of acquisition activity:
o	Acquired 15 facilities for $152.4 million as of the date of this release, excluding the Texas development property acquired at C/O
•	Impact of financing activity:
o	Our guidance contemplates funding 2015 debt maturities and our acquisition and development commitments with long-term capital
o	The impact to 2015 earnings will depend on the amount, timing, cost and form of capital we raise

Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity not contemplated above, is excluded from guidance.  For 2015, the Company is targeting $275 million to $325 million (previously $150 million to $200 million) of acquisitions, excluding contracts related to joint venture development or purchase at completion of construction and issuance of C/O investments discussed above.

2015 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.29	to	$0.30
Plus: real estate depreciation and amortization	0.95		0.95
FFO per diluted share, as adjusted	$1.24	to	$1.25

The Company estimates that its fully diluted FFO, as adjusted, per share for the quarter ending December 31, 2015 will be between $0.32 and $0.33, and that its fully diluted earnings per share for the period will be between $0.08 and $0.09.

4th Quarter 2015 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.08	to	$0.09
Plus: real estate depreciation and amortization	0.24		0.24
FFO per diluted share, as adjusted	$0.32	to	$0.33

Third Quarter 2015	Page 4

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, November 6, 2015 to discuss financial results for the three and nine months ended September 30, 2015.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.CubeSmart.com.   Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10074000.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, or 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through December 6, 2015.  The replay numbers are 1-877-344-7529 for domestic callers,  +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10074000.

Supplemental operating and financial data as of September 30, 2015 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2015 Self-Storage Almanac, CubeSmart is one of the top four owners and operators of self-storage facilities in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be

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compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): income from discontinued operations, gains from disposition of discontinued operations, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its facilities, and for all of its facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual

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Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•national and local economic, business, real estate and other market conditions;

•the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•the availability of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•acquisition and development risks;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•risks of investing through joint ventures;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters;

•potential environmental and other liabilities;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

Third Quarter 2015	Page 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30,	December 31,
	2015	2014

ASSETS
Storage facilities	$3,323,554	$3,117,198
Less: Accumulated depreciation	(569,493)	(492,069)
Storage facilities, net (including VIE assets of $93,512 and $49,829, respectively)	2,754,061	2,625,129
Cash and cash equivalents	3,018	2,901
Restricted cash	2,746	3,305
Loan procurement costs, net of amortization	11,240	10,653
Investment in real estate venture, at equity	90,825	95,709
Assets held for sale	27,505	—
Other assets, net	40,511	48,642
Total assets	$2,929,906	$2,786,339

LIABILITIES AND EQUITY
Unsecured senior notes	$500,000	$500,000
Revolving credit facility	167,800	78,000
Unsecured term loans	400,000	400,000
Mortgage loans and notes payable	120,444	195,851
Accounts payable, accrued expenses and other liabilities	88,259	69,198
Distributions payable	29,241	28,137
Deferred revenue	17,079	15,311
Security deposits	393	401
Other liabilities held for sale	725	—
Total liabilities	1,323,941	1,286,898

Noncontrolling interests in the Operating Partnership	60,180	49,823

Commitments and contingencies

Equity
7.75% Series A Preferred shares $.01 par value, 3,220,000 shares authorized, 3,100,000 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	31	31
Common shares $.01 par value, 400,000,000 shares authorized, 170,926,675 and 163,956,675 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	1,709	1,639
Additional paid-in capital	2,127,252	1,974,308
Accumulated other comprehensive loss	(8,824)	(8,759)
Accumulated deficit	(576,086)	(519,193)
Total CubeSmart shareholders’ equity	1,544,082	1,448,026
Noncontrolling interests in subsidiaries	1,703	1,592
Total equity	1,545,785	1,449,618
Total liabilities and equity	$2,929,906	$2,786,339

Third Quarter 2015	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

REVENUES
Rental income	$102,385	$85,392	$290,744	$242,177
Other property related income	11,827	10,142	33,755	30,088
Property management fee income	1,758	1,558	5,030	4,431
Total revenues	115,970	97,092	329,529	276,696
OPERATING EXPENSES
Property operating expenses	39,297	33,622	114,938	97,992
Depreciation and amortization	38,744	31,622	114,725	90,224
General and administrative	7,002	7,464	21,289	21,092
Acquisition related costs	1,222	1,258	2,485	3,658
Total operating expenses	86,265	73,966	253,437	212,966
OPERATING INCOME	29,705	23,126	76,092	63,730
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(10,399)	(11,772)	(32,324)	(35,670)
Loan procurement amortization expense	(537)	(566)	(1,742)	(1,650)
Equity in earnings (losses) of real estate ventures	139	(1,860)	(199)	(4,958)
Gain from sale of real estate	—	—	—	475
Other	(288)	(337)	(812)	(1,103)
Total other expense	(11,085)	(14,535)	(35,077)	(42,906)

INCOME FROM CONTINUING OPERATIONS	18,620	8,591	41,015	20,824

DISCONTINUED OPERATIONS
Income from discontinued operations	—	—	—	336
Total discontinued operations	—	—	—	336
NET INCOME	18,620	8,591	41,015	21,160
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(223)	(106)	(475)	(250)
Noncontrolling interest in subsidiaries	41	(5)	56	(14)
NET INCOME ATTRIBUTABLE TO THE COMPANY	18,438	8,480	40,596	20,896
Distribution to preferred shareholders	(1,502)	(1,502)	(4,506)	(4,506)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$16,936	$6,978	$36,090	$16,390

Basic earnings per share from continuing operations attributable to common shareholders	$0.10	$0.05	$0.22	$0.11
Basic earnings per share from discontinued operations attributable to common shareholders	$—	$—	$—	$—
Basic earnings per share attributable to common shareholders	$0.10	$0.05	$0.22	$0.11

Diluted earnings per share from continuing operations attributable to common shareholders	$0.10	$0.05	$0.21	$0.11
Diluted earnings per share from discontinued operations attributable to common shareholders	$—	$—	$—	$—
Diluted earnings per share attributable to common shareholders	$0.10	$0.05	$0.21	$0.11

Weighted-average basic shares outstanding	169,304	149,758	167,177	144,919
Weighted-average diluted shares outstanding	170,901	152,006	168,705	147,082

AMOUNTS ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS:
Income from continuing operations	$16,936	$6,978	$36,090	$16,059
Total discontinued operations	—	—	—	331
Net income	$16,936	$6,978	$36,090	$16,390

Third Quarter 2015	Page 9

Same-Store Facility Results (361 facilities)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2015	2014	Change	2015	2014	Change

REVENUES
Net rental income	$84,670	$78,645	7.7%	$244,173	$227,599	7.3%
Other property related income	9,175	8,707	5.4%	26,569	25,274	5.1%
Total revenues	93,845	87,352	7.4%	270,742	252,873	7.1%

OPERATING EXPENSES
Property taxes	9,021	8,552	5.5%	27,051	25,437	6.3%
Personnel expense	7,951	7,803	1.9%	23,963	23,041	4.0%
Advertising	1,589	1,540	3.2%	4,691	4,897	(4.2)%
Repair and maintenance	1,188	1,240	(4.2)%	3,165	3,297	(4.0)%
Utilities	3,241	3,159	2.6%	9,246	9,320	(0.8)%
Property insurance	796	817	(2.6)%	2,399	2,430	(1.3)%
Other expenses	3,946	3,757	5.0%	12,611	12,419	1.5%

Total operating expenses	27,732	26,868	3.2%	83,126	80,841	2.8%

Net operating income (1)	$66,113	$60,484	9.3%	$187,616	$172,032	9.1%

Gross margin	70.4%	69.2%		69.3%	68.0%

Period end occupancy (2)	92.7%	91.6%		92.7%	91.6%

Period average occupancy (3)	93.4%	92.2%		92.3%	90.8%

Total rentable square feet	24,305			24,305

Realized annual rent per occupied square foot (4)	$14.93	$14.04	6.3%	$14.51	$13.75	5.5%

Scheduled annual rent per square foot (5)	$16.41	$15.30	7.3%	$15.94	$14.99	6.3%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$66,113	$60,484		$187,616	$172,032
Non same-store net operating income (1)	12,498	4,850		32,557	11,075
Indirect property overhead (6)	(1,938)	(1,864)		(5,582)	(4,403)
Depreciation and amortization	(38,744)	(31,622)		(114,725)	(90,224)
General and administrative expense	(7,002)	(7,464)		(21,289)	(21,092)
Acquisition related costs	(1,222)	(1,258)		(2,485)	(3,658)

Operating Income	$29,705	$23,126		$76,092	$63,730

(1)Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)Represents occupancy at September 30 of the respective year.

(3)Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)Includes property management income earned in conjunction with managed properties.

Third Quarter 2015	Page 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income attributable to common shareholders	$16,936	$6,978	$36,090	$16,390

Add (deduct):
Real estate depreciation and amortization:
Real property	38,328	31,196	113,422	88,973
Company's share of unconsolidated real estate ventures	1,784	3,272	5,340	9,765
Gains from sale of real estate	—	—	—	(475)
Noncontrolling interests in the Operating Partnership	223	106	475	250

FFO attributable to common shareholders and OP unitholders	$57,271	$41,552	$155,327	$114,903

Add:
Acquisition related costs	1,222	1,258	2,485	3,658

FFO attributable to common shareholders and OP unitholders, as adjusted	$58,493	$42,810	$157,812	$118,561

Earnings per share attributable to common shareholders - basic	$0.10	$0.05	$0.22	$0.11
Earnings per share attributable to common shareholders - fully diluted	$0.10	$0.05	$0.21	$0.11
FFO per share and unit - fully diluted	$0.33	$0.27	$0.91	$0.77
FFO, as adjusted per share and unit - fully diluted	$0.34	$0.28	$0.92	$0.79

Weighted-average basic shares outstanding	169,304	149,758	167,177	144,919
Weighted-average diluted shares outstanding	170,901	152,006	168,705	147,082
Weighted-average diluted shares and units outstanding	173,138	154,265	170,956	149,345

Dividend per common share and unit	$0.16	$0.13	$0.48	$0.39
Payout ratio of FFO, as adjusted	47.1%	46.4%	52.2%	49.4%

Third Quarter 2015	Page 11